Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-88680-22) and S-8 (Nos. 333-11729, 333-11731, 333-99503 and 333-99513) of The Manitowoc Company, Inc. of our report dated February 4, 2003, except as to Note (1) for which the date is May 8, 2003, relating to the financial statement schedule, which appears in this Form 10-K/A.

PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
May 8, 2003